UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Saratoga Investment Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Saratoga Investment Corp. Announces Board Action

Affecting Annual Stockholder Vote

Saratoga Investment Corp. (NYSE: SAR)  (the “Company”) announced today that its Board of Directors (the “Board”) has adopted a policy that will modify its treatment of the second proposal contained in the Company’s 2011 Annual Meeting of Stockholders proxy statement (the “Proxy”). With respect to the second proposal, the new Board policy requires the Company to sell or issue shares of its common stock at an offering price per share that is not less than 85% of the then current net asset value per share. This policy was developed in response to feedback from shareholders and caps the maximum dilution percentage amount in connection with potential common stock offerings pursuant to the authority sought by the Company under the second proposal in the Proxy. No change can made to this proposal without unanimous approval of the Company’s independent directors.

In its 2011 proxy, the Company is seeking common stockholder approval to sell or otherwise issue the Company’s common stock at a price below the Company’s then current net asset value per share. If approved, the authorization would be effective for a period expiring on the earlier of the one year anniversary of the date of the Company’s 2011 Annual Meeting of Stockholders and the date of the Company’s 2012 Annual Meeting of Stockholders.

If you have not yet voted or wish to change your vote on either proposal found in the Proxy, we urge you to vote by phone or through the internet using the instructions provided on your proxy ballot. Stockholders who have questions about the proposals or who need assistance voting their shares should contact the Company’s proxy solicitor, Morrow & Co., LLC, toll-free at (800) 607-0088 or (203) 658-9400 or by email at sar@morrowco.com. The Proxy and other information relating to the 2011 Annual Meeting of Stockholders are available on the SEC’s website (www.sec.gov) or under the Investor Relations section of the Company’s website (www.saratogainvestmentcorp.com).

About Saratoga Investment Corp.

Saratoga Investment Corp. is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses.  The Company invests primarily in mezzanine debt, leveraged loans and, to a lesser extent, equity.  Saratoga Investment Corp.’s investment objective is to create attractive risk-adjusted returns by generating current income from its debt investments and capital appreciation from its equity investments.  The Company partners with business owners, management teams and financial sponsors to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives. It has elected to be regulated as a business development company under the Investment Company Act of 1940.

About Saratoga Investment Advisors

Saratoga Investment Advisors, LLC is a New York-based investment firm formed to focus on credit-driven strategies.  It is the external investment adviser to Saratoga Investment Corp. and is affiliated with Saratoga Partners, a middle-market private equity investment firm that primarily invests in businesses with strong management teams and valuations of between $50 million and $500 million.  Saratoga Partners’ investment strategy focuses on companies in manufacturing and business services and it has significant experience in special situations and distressed investing.

Since Saratoga Partners was founded in 1984 as a division of the New York investment firm Dillon, Read & Co., Inc., it has invested in 35 companies with an aggregate value of more than $3.7 billion.  It has been an independent firm since its spinoff in 1998 after Dillon Read was acquired by Swiss Bank Corporation (a predecessor to UBS AG).

Contact:	Richard Petrocelli
Saratoga Investment Corp.
212-906-7800

Roland Tomforde
Broadgate Consultants
212-232-2222

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